Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS OF
7.25% MANDATORY CONVERTIBLE PREFERRED STOCK
OF ROYAL GOLD, INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
     Royal Gold, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     ONE: The name of the corporation is Royal Gold, Inc., a Delaware corporation (the “Corporation”).
     TWO: This Certificate of Amendment to the Certificate of Designations of 7.25% Mandatory Convertible Preferred Stock of Royal Gold, Inc. has been adopted pursuant to the Delaware General Corporation Law.
     THREE: The Certificate of Designations of 7.25% Mandatory Convertible Preferred Stock of Royal Gold, Inc. is amended hereby by amending and restating Paragraph 18(a) in its entirety as follows:
"(a) The Mandatory Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Mandatory Convertible Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Mandatory Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate, or in such other form (including, without limitation, book entry or certificateless form) as is necessary or advisable to permit the Mandatory Convertible Preferred Stock to be processed through the Depositary’s Fast Automated Transfer Program. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the Holders of the Mandatory Convertible Preferred Stock represented thereby with the Registrar, at its New York office as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, and if in certificated form, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 18(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 18, countersign and deliver, or take such other actions if the Mandatory Convertible Preferred Stock not in certificated form in order to deliver, initially one or more Global Preferred Shares such that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this

Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of shares of the Mandatory Convertible Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Mandatory Convertible Preferred Stock, this Certificate or the Restated Certificate of Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Mandatory Convertible Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the Global Preferred Shares shall be exchanged in whole for definitive shares of Mandatory Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Mandatory Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.”
     FOUR: Except as amended hereby, the provisions of the Certificate of Designations of 7.25% Mandatory Convertible Preferred Stock of Royal Gold, Inc. shall remain in full force and effect.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer this 9th day of November, 2007.

ROYAL GOLD, INC.
By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary